EXHIBIT 5

Joseph C. Alter Vice President, Deputy General Counsel & Secretary Direct Dial: 513-362-0158

August 8, 2024

American Financial Group, Inc.
Great American Insurance Group Tower
301 East Fourth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

I have acted as counsel to American Financial Group, Inc., an Ohio corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to an additional 495,086 common shares (the “Shares”), no par value per share, of the Company that may be issued under the Company’s Amended and Restated 2015 Stock Incentive Plan (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions set forth below, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement in the form filed with the Commission, (ii) the Plan, (iii) the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations of the Company, each as amended to date and currently in effect, and (iv) certain resolutions of the Board of Directors of the Company relating to the Plan and the filing of the Registration Statement.

I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making my examination of executed documents, I have assumed that the parties, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed below that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion expressed below is limited to the Federal laws of the United States of America and the General Corporation Law of the State of Ohio, and I express no opinion with respect to the laws of any other country, state or jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated above, it is my opinion that the Shares, when duly issued and delivered in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is given as of its date. I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to my attention or any changes in laws which may occur after the date of this letter.

I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely yours,

/s/ Joseph C. Alter
Joseph C. Alter
Vice President, Deputy General Counsel & Secretary